Morgan Stanley Managed Futures
BHM I, LLC

   Financial Statements with
   Report of Independent Auditors

For the Year ended December 31,
2008 and the Period from August 1,
2007 (commencement of operations)
to December 31, 2007













THE ENCLOSED TRADING COMPANY FINANCIAL STATEMENTS AND
FOOTNOTE DISCLOSURE ARE PRESENTED PURSUANT TO REGULATION S-X.














       Morgan Stanley Managed Futures BHM I LLC
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Members of Morgan Stanley Managed Futures BHM I, LLC:
We have audited the accompanying statements of financial condition of Morgan Stanley Managed Futures BHM I, LLC (the ?Trading Company?), including the condensed schedules of investments, as of December 31, 2008 and 2007, and the related statements of operations, changes in members? capital, and cash flows for the year ended December 31, 2008, and for the period from August 1, 2007 (commencement of operations) to December 31, 2007. These financial statements are the responsibility of the Trading Company?s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Trading Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Trading Company?s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, such financial statements present fairly, in all material respects, the financial position of Morgan Stanley Managed Futures BHM I, LLC, at December 31, 2008 and 2007, and the results of its operations, changes in members? capital, and cash flows for the year ended December 31, 2008, and for the period from August 1, 2007 (commencement of operations) to December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP
New York, New York
March 30, 2009



       <table> Morgan Stanley Managed Futures BHM I, LLC
Statements of Financial Condition
	                                          December 31,
                                                      2008      	           2007
	$	 $
ASSETS

Trading Equity:
	Unrestricted cash	113,591,970	  7,038,210
	Restricted cash	     9,838,695	           120,806

	     Total cash	  123,430,665	        7,159,016

	Net unrealized gain on open contracts (MS&Co.)	        5,529,200	       687,184
	Net unrealized gain (loss) on open contracts (MSIP)	         1,855,890	              (126,586)

          Total net unrealized gain on open contracts	         7,385,090	          560,598

 	Options purchased (premiums paid $2,002,078
             and $11,597, respectively)	     2,622,329	            14,337

	     Total Trading Equity	133,438,084	7,733,951

Interest receivable (MS&Co.)	           39,255	           18,977
Expense reimbursements	           20,402                              ?

	     Total Assets	  133,497,741	        7,752,928

LIABILITIES AND MEMBERS? CAPITAL

LIABILITIES
Withdrawals payable 	19,671,490     	1,457,373
Options written (premiums received $1,299,709
  and $3,083, respectively)				    	  2,450,282		         2,767
Accrued management fees	39,656	12,076
Accrued administrative fees 	            6,940	             2,113
Accrued incentive fee	            ?    			47,635

	     Total Liabilities	   22,168,368	      1,521,964

MEMBERS? CAPITAL
Managing Member	?      	?
Non-Managing Members	  111,329,373	    6,230,964

	Total Members? Capital	  111,329,373	    6,230,964

	Total Liabilities and Members? Capital	     133,497,741	    7,752,928





The accompanying notes are an integral part of these financial statements.

       <table>
Morgan Stanley Managed Futures BHM I, LLC
Statements of Operations
                                                                                                            For the Period from
                                                                                                               August 1, 2007
                                                                                                                (commencement of
	                                                                     For the Year Ended          operations) to
    	                            December 31, 2008       December 31, 2007
	                              $                                    $


INVESTMENT INCOME
	 Interest income (MS&Co.)	    241,409			          89,805

EXPENSES
     Incentive fees                 		    	     650,367		    101,108
     Management fees                  		    	     373,663		      53,785
     Brokerage, clearing and transaction fees                289,646      		        9,281
	Administrative fees                                                    65,391		                     9,412

 	     Total Expenses                                                1,379,067 		                 173,586

     Expenses reimbursements                                    (247,297)		                     ?

          Net Expenses                                                  1,131,770    	  	                 173,586

NET INVESTMENT LOSS                                         (890,361)		                 (83,781)

TRADING RESULTS
Trading profit (loss):
	Realized                                                              10,495,780		                  (2,000)
	Net change in unrealized                                      6,291,114        	               563,654

         Total Trading Results                                     16,786,894	 	               561,654

NET INCOME                                                          15,896,533		               477,873


NET INCOME  ALLOCATION
Managing Member                                                       ?                               102,373
 Non-Managing Members                                        15,896,533		              375,500










The accompanying notes are an integral part of these financial statements.

        <table>
Morgan Stanley Managed Futures BHM I, LLC
Statements of Changes in Members? Capital
For the Year Ended December 31, 2008 and for the Period
From August 1, 2007 (commencement of operations) to December 31, 2007


	        Managing	      Non-Managing
	       Member       	     Members  	    Total
                                  $                                  $                            $
Members? Capital,
	Initial Contribution,
	August 1, 2007	             2,980,000	2,070,794	    5,050,794

Capital Contributions                                                  ?    		3,784,670		    3,784,670

Net Income	       102,373	       375,500	       477,873

Capital Withdrawals                                 	        (3,082,373) 	   	                 ?     	             (3,082,373)

Members? Capital,
	December 31, 2007	                                                ?	6,230,964	    6,230,964

Capital Contributions                                                  ?    		118,631,822		118,631,822

Net Income	                                                                 ?	15,896,533	  15,896,533

Capital Withdrawals                                 	                ?  	    	       (29,429,946)	          (29,429,946)

Members? Capital,
  December 31, 2008               ?  	             111,329,373 	         111,329,373

















The accompanying notes are an integral part of these financial statements.

       <table>
Morgan Stanley Managed Futures BHM I, LLC
Statements of Cash Flows
                                                          						             For the Period from
264:  			    August 1, 2007
                                                                       (commencement of
                                For the Year Ended	     operations) to
	                 December 31, 2008      December 31, 2007
                                              $		                  $
CASH FLOWS FROM OPERATING ACTIVITIES

Net income 	15,896,533		                     477,873
Noncash item included in net income:
	Net change in unrealized	    (6,291,114)	   (563,654)

Increase in operating assets:
	Restricted cash	                                                        (9,717,889)                      (120,806)
	Net premiums paid for options purchased	          (1,990,481)		   	  (11,597)
	Interest receivable (MS&Co.)	                                                                          (20,278)	  	  (18,977)
	Expense reimbursements                              (20,402)                              ?

Increase (decrease) in operating liabilities:
	Net premiums received for options written	                                                 1,296,626		           3,083
	Accrued management fees	                                                                              27,580		   12,076
	Accrued administrative fees 	                                                                              4,827	      	     2,113
	Accrued incentive fees 	                                                                                   (47,635)	  	 		   47,635

Net cash used for operating activities                    (862,233)	                      (172,254)


CASH FLOWS FROM FINANCING ACTIVITIES

Initial contributions	                              	?	                            5,050,794
Capital contributions 	                                      118,631,822                     	 3,784,670
Capital withdrawals	                                          (11,215,829)                  (1,625,000)

Net cash provided by financing activities             107,415,993                      7,210,464

Net increase in unrestricted cash	        106,553,760	                     7,038,210

Unrestricted cash at beginning of period	            7,038,210	                      ?

Unrestricted cash at end of period   	         113,591,970	                     7,038,210








The accompanying notes are an integral part of these financial statements.

       <table>
Morgan Stanley Managed Futures BHM I, LLC
Condensed Schedules of Investments
December 31, 2008 and 2007





Futures and Forward Contracts
       Long
  Unrealized
  Gain/(Loss)

Percentage of
  Members? Capital
    Short
Unrealized
   Gain/(Loss)

 Percentage of
   Members? Capital
    Net
Unrealized
Gain/(Loss)

$
%
   $
%
$

December 31, 2008, Members? Capital: $111,329,373



Commodity
 (2,034,724)
       (1.83)
  5,606,951
        5.04*
  3,572,227
Equity
         3,628
             ?
             ?
             ?
       3,628
Foreign Currency
    (911,827)
       (0.82)
     352,630
        0.31
   (559,197)
Interest rate
  5,884,920
        5.29*
    (739,021)
       (0.66)
 5,145,899






     Grand Total:
  2,941,997
        2.64
     5,220,560
        4.69
 8,162,557

     Unrealized Currency Loss





   (777,467)

     Total Net Unrealized Gain   7,385,090


 Fair Value
             $
   Percentage of
 Members? Capital
            %



Options purchased on Futures Contracts
     2,622,329
        2.36



Options purchased on Forward Contracts
             ?
           ?



Options written on Futures Contracts
    (2,450,282)
        (2.20)



Options written on Forward Contracts
             ?
           ?













December 31, 2007, Members? Capital: $6,230,964



Commodity
     562,380
        9.03*
      (33,090)
       (0.53)
  529,290
Foreign currency
       12,120
        0.19
         5,113
        0.08
     17,233
Interest rate
       21,034
        0.34
        (7,535)
       (0.12)
     13,499






     Grand Total:
     595,534
        9.56
      (35,512)
       (0.57)
    560,022

     Unrealized Currency Gain





          576

     Total Net Unrealized Gain





   560,598


  Fair Value
              $
   Percentage of
Members?  Capital
           %



Options purchased on Futures Contracts
          14,337
       0.23



Options purchased on Forward Contracts
              ?
          ?



Options written on Futures Contracts
          (2,767)
       (0.04)



Options written on Forward Contracts
              ?
          ?




*No single contract?s value exceeds 5% of the Members? Capital.

The accompanying notes are an integral part of these financial statements.

Morgan Stanley Managed Futures BHM I, LLC
Notes to Financial Statements (continued)

1. Summary of Significant Accounting Policies

Organization ? Morgan Stanley Managed Futures BHM I, LLC (?BHM I, LLC? or the ?Trading Company?) was formed on March 26, 2007, as a Delaware limited liability company under the Delaware Limited Liability Company Act (the ?Act?), to facilitate investments by Morgan Stanley managed futures funds. The Trading Company commenced operations on August 1, 2007. Demeter Management Corporation (?Demeter?) is the trading manager of the Trading Company. Demeter has retained Blenheim Capital Management, L.L.C. (?BHM? or the ?Trading Advisor?) to engage in the speculative trading of domestic and foreign futures contracts, forward contracts, foreign exchange commitments, options on physical commodities and on futures contracts, spot (cash) commodities and currencies, exchange of futures contracts for physicals transactions and futures contracts transactions, and any rights pertaining thereto (collectively, ?Futures Interests?) on behalf of the Trading Company. Each member (each investor in the Trading Company, a ?Member?) invests its assets in the Trading Company, which allocates substantially all of its assets in the trading program of BHM, an unaffiliated Trading Advisor to make investment decisions for the Trading Company. As of December 31, 2008, Morgan Stanley Managed Futures HV, L.P. (a Delaware limited partnership) and Morgan Stanley Spectrum Strategic, L.P. (a Delaware limited partnership) were the Members of the Trading Company.

   The Trading Company may buy or write put and call options through listed exchanges and the over-the-counter market. The buyer of an option has the right to purchase (in the case of a call option) or sell (in the case of a put option) a specific quantity of a specific Futures Interest or underlying asset at a specified price prior to or on a specified expiration date. The writer of an option is exposed to the risk of loss if the market price of a Futures Interest or underlying asset declines (in the case of a put option) or increases (in the case of a call option). The writer of an option can never profit by more than the premium paid by the buyer but can lose an unlimited amount.

   Premiums received/premiums paid from writing/purchasing options are recorded as liabilities/assets on the Statements of Financial Condition and are subsequently adjusted to fair values. The difference between the fair value of the options and the premiums received/premiums paid is treated as an unrealized gain or loss.

Morgan Stanley Managed Futures BHM I, LLC
Notes to Financial Statements (continued)

1. Summary of Significant Accounting Policies (cont?d)

   On January 1, 2008, the portion of Morgan Stanley Spectrum Strategic L.P.?s assets which are managed by BHM was initially invested as capital in the Trading Company. There was no material change to the investors in the Trading Company as a result of the investment in the Trading Company.

   The commodity brokers for the Trading Company are Morgan Stanley & Co. Incorporated (?MS&Co.?) and Morgan Stanley & Co. International plc (?MSIP?). MS&Co. also acts as the counterparty on all trading of the foreign currency forward contracts. Morgan Stanley Capital Group Inc. (?MSCG?) acts as the counterparty on all trading of the options on foreign currency forward contracts. MS&Co. and its affiliates act as the custodians of the Trading Company?s assets. Demeter, MS&Co., MSIP, and MSCG are wholly-owned subsidiaries of Morgan Stanley.

Use of Estimates ? The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, which require management to make estimates and assumptions that affect the reported amounts in the financial statements and related disclosures. Management believes that the estimates utilized in the preparation of the financial statements are prudent and reasonable. Actual results could differ from those estimates.

Revenue Recognition ? Futures Interests are open commitments until settlement date, at which time they are realized. They are valued at fair value, generally on a daily basis, and the unrealized gains and losses on open contracts (the difference between contract trade price and market price) are reported in the Statements of Financial Condition as a net unrealized gain or loss on open contracts. The resulting net change in unrealized gains and losses is reflected in the change in unrealized trading profit (loss) on open contracts from one period to the next on the Statements of Operations. The fair value of exchange-traded futures, options and forwards contracts is determined by the various futures exchanges, and reflects the settlement price for each contract as of the close of business on the last business day of the reporting period. The fair value of foreign currency forward contracts is extrapolated on a forward basis from the spot prices quoted as of approximately 3:00 P.M. (E.T.) of the last business day of the reporting period. The fair value of non-exchange-traded foreign currency option contracts is calculated by applying an industry standard model application for options valuation of foreign currency options, using as input, the spot prices, interest rates, and option implied volatilities quoted as of approximately 3:00 P.M. (E.T.) on the last business day of the reporting period. Monthly, MS&Co. credits the Trading Company

Morgan Stanley Managed Futures BHM I, LLC
Notes to Financial Statements (continued)

1. Summary of Significant Accounting Policies (cont?d)

Revenue Recognition ? (cont?d) with interest income on 100% of its average daily funds held at MS&Co. Assets deposited with MS&Co. as margin will be credited with interest income at a rate approximately equivalent to what MS&Co. pays or charges other customers on such assets deposited as margin. Assets not deposited as margin with MS&Co. will be credited with interest income at the rate equal to the monthly average of the 4-week U.S. Treasury bill discount rate less 0.15% during such month but in no event less than zero. For purposes of such interest payments, Net Assets do not include monies owed to the Partnership on Futures Interests.

   The Trading Company?s functional currency is the U.S. dollar; however, the Trading Company may transact business in currencies other than the U.S. dollar. Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the date of the Statements of Financial Condition. Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the period. Gains and losses resulting from the translation to U.S. dollars are reported in income currently.

Members? Capital - The Members? capital of the Trading Company is equal to the total assets of the Trading Company (including, but not limited to, all cash and cash equivalents, accrued interest and amortization of original issue discount, and the fair value of all open Futures Interests contract positions and other assets) less all liabilities of the Trading Company (including, but not limited to, management fees, incentive fees, and extraordinary expenses), determined in accordance with generally accepted accounting principles.

Trading Equity ? The Trading Company?s asset ?Trading Equity,? reflected on the Statements of Financial Condition, consists of
(a) cash on deposit with MS&Co. and MSIP to be used as margin for trading; (b) net unrealized gains or losses on futures and forward contracts, which are valued at fair value and calculated as the difference between original contract value and fair value; and, if any, (c) options purchased at fair value. Options written at fair value are recorded in ?Liabilities?.

Morgan Stanley Managed Futures BHM I, LLC
Notes to Financial Statements (continued)

1. Summary of Significant Accounting Policies (cont?d)


Trading Equity (cont?d) ? The Trading Company, in its normal course of business, enters into various contracts with MS&Co. and MSIP acting as its commodity brokers. Pursuant to brokerage agreements with MS&Co. and MSIP, to the extent that such trading results in unrealized gains or losses, these amounts are offset and reported on a net basis on the Trading Company?s Statements of Financial Condition.

   The Trading Company has offset its fair value amounts recognized for forward contracts executed with the same counterparty as allowable under the terms of the master netting agreement with MS&Co., as the counterparty on such contracts.
The Trading Company has consistently applied its right to offset.


Restricted and Unrestricted Cash ? The Trading Company?s cash is on deposit with MS&Co. and MSIP in futures interests trading accounts to meet margin requirements as needed. As reflected on the Trading Company?s Statements of Financial Condition, restricted cash equals the cash portion of assets on deposit to meet margin requirements plus the cash required to offset unrealized losses on foreign currency forwards and options contracts and offset losses on offset London Metal Exchange positions. All of these amounts are maintained separately. Cash that is not classified as restricted cash is therefore classified as unrestricted cash.

Brokerage, Clearing and Transaction Fees ? The Trading Company pays brokerage, clearing and transaction fees to MS&Co.
Brokerage fees and transaction costs are paid as they are incurred on a half-turn basis at 100% of the rates MS&Co. charges retail commodity customers and parties that are not clearinghouse members. In addition, the Trading Company pays transactional and clearing fees as they are incurred.

   Effective January 1, 2008, Morgan Stanley Spectrum Strategic L.P. ("DWSS") became a Member of the Trading Company. DWSS pays to MS & Co. a monthly brokerage fee at a flat rate of 1/12 of 6% per month (a 6% annual rate) of the Net Assets of DWSS allocated to BHM as of the first day of each month. Such fee includes the brokerage fees that are charged to the Trading Company, therefore, the Trading Company receives monthly expense reimbursements on brokerage fees and other transaction fees and costs incurred during such month, based on the beginning of the month Members' capital allocation percentage of DWSS in the Trading Company.

Morgan Stanley Managed Futures BHM I, LLC
Notes to Financial Statements (continued)

1. Summary of Significant Accounting Policies (cont?d)

Administrative Fee ? The Trading Company accrues and pays MS&Co. a monthly fee to cover all administrative and operating expenses (the ?Administrative Fee?). The monthly Administrative Fee is equal to 1/12 of 0.35% (a 0.35% annual rate) of the beginning of the month Members? capital of the Trading Company.

   The DWSS investment into the Trading Company does not pay any administrative fee to MS&Co. as that is handled at the DWSS partnership level.

Capital Contributions ? Capital contributions by the Members may be made monthly pending Demeter?s approval. Such capital contributions will increase each Member?s pro rata share of the Trading Company?s Members? capital.

   Demeter initially invested capital directly in the Trading Company. As of December 31, 2007, Demeter has redeemed all seed capital investments in the Trading Company. All seed capital investments by Demeter in the Trading Company participated on the same terms as the investments made by the Members in the Trading Company.

Capital Withdrawals ? Each Member may withdraw all or a portion of its capital as of the last business day of the month. The request for withdrawal must be received in writing by Demeter at least three business days prior to the end of such month. Such capital withdrawals will decrease each Member?s pro rata share of the Trading Company?s Members? capital. Demeter may require the withdrawal of a capital account under certain circumstances, as defined in the operating agreement.

Distributions ? Distributions, other than capital withdrawals, are made on a pro-rata basis at the sole discretion of Demeter. No distributions have been made to date. Demeter does not intend to make any distributions of the Trading Company?s profits.

Morgan Stanley Managed Futures BHM I, LLC
Notes to Financial Statements (continued)

1. Summary of Significant Accounting Policies (cont?d)

Income Taxes ? No provision for income taxes has been made in the accompanying financial statements, as Members are individually responsible for reporting income or loss based upon their pro rata share of the Trading Company?s revenue and expenses for income tax purposes. The Trading Company files U.S. federal and state tax returns.

   Management has continued to evaluate the application of Financial Accounting Standards Board (the ?FASB?) Interpretation No. 48, ? Accounting for Uncertainty in Income Taxes ? an interpretation of FASB Statement No. 109? (FIN 48), to the Trading Company, and has determined that FIN 48 does not have a material impact on the Trading Company?s financial statements. The 2007 and 2008 tax years remain subject to examination by federal and most state tax authorities.

Dissolution of the Trading Company ? The Trading Company shall be dissolved upon the first of the following events to occur:
    (1)	The sole determination of Demeter; or
    (2)	The written consent of the Members holding not less
than a majority interest in capital with or without
cause; or
(3)	The occurrence of any other event that causes the
dissolution of the limited liability company under the Act.

Morgan Stanley Managed Futures BHM I, LLC
Notes to Financial Statements (continued)

1. Summary of Significant Accounting Policies (cont?d)

New Accounting Developments ? In March 2008, the Financial Accounting Standards Board (the ?FASB?) issued Statement of Financial Accounting Standards (?SFAS) No. 161, ?Disclosures about Derivative Instruments and Hedging Activities? (?SFAS 161?). SFAS 161 is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand how those instruments and activities are accounted for; how and why they are used; and their effects on a Trading Company?s financial position, financial performance, and cash flows. SFAS 161 is effective for financial statements issued for fiscal years beginning after November 15, 2008, and interim periods within those fiscal years. The Trading Company is currently evaluating the impact of the adoption of SFAS 161.

    In September 2008, the FASB issued FASB Staff Position (?FSP?) Financial Accounting Standards (?FAS?) No. 133-1 and FIN 45-4, Disclosures about Credit Derivatives and Certain
Guarantees: An Amendment of FASB Statement No. 133 and FASB Interpretation No. 45; and Clarification of the Effective Date of FASB Statement No. 161 (?FSP FAS No. 133-1 and FIN 45-4?). FSP FAS No. 133-1 and FIN 45-4 is intended to improve disclosures about credit derivatives by requiring more information about the potential adverse effects of changes in credit risk on the financial position, financial performance, and cash flows of the sellers of credit derivatives. The FSP is effective for financial statements issued for reporting periods ending after November 15, 2008. The Trading Company is currently evaluating the impact of adopting FSP FAS No. 133-1 and FIN 45-4.

   In October 2008, the FASB issued FSP FAS No. 157-3, Determining the Fair Value of a Financial Asset When the Market for That Asset is Not Active (?FSP FAS No. 157-3?). FSP FAS No. 157-3 clarifies the application of SFAS No. 157 in a market that is not active and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for the financial asset is not active. FSP FAS No. 157-3 is effective upon issuance, including prior periods for which financial statements have not been issued. The issuance of FSP FAS No. 157-3 did not have a material impact on the Trading Company?s financial statements.

Morgan Stanley Managed Futures BHM I, LLC
Notes to Financial Statements (continued)

2. Trading Advisor

   Demeter retains BHM to make all trading decisions for the Trading Company.

   Fees paid to BHM by the Trading Company consist of a management fee and an incentive fee as follows:

Management Fee ? The Trading Company pays BHM a monthly management fee based on a percentage of Members? Capital as described in the advisory agreement among the Trading Company, Demeter, and BHM.

Incentive Fee ? The Trading Company pays BHM a quarterly incentive fee equal to 20% of the New Trading Profits earned by each Member. Such fee is accrued on a monthly basis, but is not payable until the end of each calendar quarter.

   New Trading Profits represent the amount by which profits from Futures Interests trading exceed losses after management fees, brokerage fees and transaction costs, and administrative fees are deducted. When BHM experiences losses with respect to the Members? capital as of the end of a calendar quarter, BHM must recover such losses before it is eligible for an incentive fee in the future. Losses are reduced for capital withdrawn from the Trading Company.

   The DWSS investment into the Trading Company does not pay any management or incentive fees to BHM as those are handled at the DWSS partnership level.

3. Financial Instruments

   The Trading Company trades Futures Interests. Futures and forwards represent contracts for delayed delivery of an instrument at a specified date and price. Risk arises from changes in the value of these contracts and the potential inability of counterparties to perform under the terms of the contracts. There are numerous factors which may significantly influence the fair value of these contracts, including interest rate volatility.

Morgan Stanley Managed Futures BHM I, LLC
Notes to Financial Statements (continued)

3. Financial Instruments (cont?d)

   The fair value of exchange-traded contracts is based on the settlement price quoted by the exchange on the day with respect to which fair value is being determined. If an exchange-traded contract could not have been liquidated on such day due to the operation of daily limits or other rules of the exchange, the settlement price shall be the settlement price on the first subsequent day on which the contract could be liquidated. The fair value of off-exchange-traded contracts is based on the fair value quoted by the counterparty.

   The exchange-traded contracts are accounted for on a trade-date basis and fair-valued on a daily basis. The off-exchange-traded contracts are monthly fair valued.

   The Trading Company accounts for its derivative investments in accordance with the provisions of SFAS No. 133, ?Accounting for Derivative Instruments and Hedging Activities? (?SFAS No. 133?). SFAS No. 133 defines a derivative as a financial instrument or other contract that has all three of the following characteristics:
(1)	One or more underlying notional amounts or payment
provisions;
(2)	Requires no initial net investment or a smaller initial
net investment than would be 	required relative to
changes in market factors;
    (3)	Terms require or permit net settlement.
   Generally, derivatives include futures, forward, swaps or options contracts, and other financial instruments with similar characteristics such as caps, floors, and collars.

Morgan Stanley Managed Futures BHM I, LLC
Notes to Financial Statements (continued)

3. Financial Instruments (cont?d)

   The net unrealized gains (losses) on open contracts at December 31, reported as a component of ?Trading Equity? on the Statements of Financial Condition, and their longest contract maturities were as follows:

		      Net Unrealized Gains/(Losses)
			             on Open Contracts			        Longest Maturities
				         Off-					      Off-
	 	      Exchange-	    Exchange-			   Exchange-	 Exchange-
Year		        Traded	      Traded                   Total	   Traded	    Traded
2008   		     $8,319,704        $(934,614)	  $ 7,385,090	    Dec. 2012	    Sep. 2009
2007        	     $   555,278	  $     5,320	  $    560,598	    Jun. 2010	    Nov. 2008

In September 2006, the FASB issued SFAS No. 157 ("SFAS 157"), "Fair Value Measurements". Fair value is the amount that would be recovered when an asset is sold or an amount paid to transfer a liability, in an ordinary transaction between market participants at the measurement date (exit price). Market price observability is impacted by a number of factors, including the types of investments, the characteristics specific to the investment, and the state of the market price (including the existence and the transparency of transactions between market participants). Investments with readily available actively quoted prices in an ordinary market will generally have a higher degree of market price observability and a lesser degree of judgment used in measuring fair value.

   SFAS 157 requires use of a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three levels: Level 1 ? unadjusted quoted market prices in active markets for identical assets and liabilities; Level 2 - inputs other than unadjusted quoted market prices that are observable for the asset or liability, either directly or indirectly (including quoted prices for similar investments, interest rates, credit risk); and Level 3 - unobservable inputs for the asset or liability (including the Trading Company?s own assumptions used in determining the fair value of investments).

     In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, an investment?s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. The Trading Company?s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the investment.

       <table>

Morgan Stanley Managed Futures BHM I, LLC
Notes to Financial Statements (concluded)


3. Financial Instruments (cont?d)

    The Trading Company adopted SFAS 157 as of January 1, 2008.
The adoption of SFAS 157 did not have a material impact on the Trading Company?s financial statements.

   The following table summarizes the valuation of the Trading
Company?s investments by the above SFAS 157 fair value hierarchy as of December 31, 2008: <caption>





Quoted Prices in
   Active Markets for
  Identical Assets
        (Level 1)

  Significant Other
   Observable
       Inputs
     (Level 2)

  Significant
   Unobservable
     Inputs
   (Level 3)





       Total

  Assets
Net unrealized gain (loss) on open
contracts

                        $8,319,704

 $(934,614)

    n/a


                     $7,385,090
Options purchased
                        $2,622,329
?
 n/a

                     $2,622,329






Liabilities





Options written
                       $2,450,282
?
   n/a

                     $2,450,282


4. Investment Risk
   The Members? investments in the Trading Company expose the Members to various types of risks that are associated with Futures Interests trading and markets in which the Trading Company invests. The significant types of financial risks which the Trading Company is exposed to are market risk, liquidity risk, and counterparty risk.

   The rapid fluctuations in the market prices of Futures
Interests in which the Trading Company invests make the Members?
investments volatile. If BHM incorrectly predicts the direction of prices in the Futures Interests in which it invests, large losses may occur.

   Illiquidity in the markets in which the Trading Company invests may cause less favorable trade prices. Although BHM will generally purchase and sell actively traded contracts where last trade price information and quoted prices are readily available, the prices at which a sale or purchase occur may differ from the prices expected because there may be a delay between receiving a quote and executing a trade, particularly in circumstances where a market has limited trading volume and prices are often quoted for relatively limited quantities.

Morgan Stanley Managed Futures BHM I, LLC
Notes to Financial Statements (continued)

4. Investment Risk (cont?d)

        The credit risk on Futures Interests arises from the potential inability of counterparties to perform under the terms of the contracts. The Trading Company has credit risk because MS&Co., MSIP, and/or MSCG act as the commodity brokers and/or the counterparties with respect to most of the Trading Company?s assets. The Trading Company?s exposure to credit risk associated with counterparty nonperformance is typically limited to the cash deposits with, or other form of collateral held by, the counterparty. The Trading Company?s assets deposited with MS&Co. or its affiliates are segregated or secured in accordance with the Commodity Exchange Act and the regulations of the Commodity Futures Trading Commission (the ?CFTC?) and are expected to be largely held in non-interest bearing bank accounts at a U.S. bank or banks, but may also be invested in any other instruments approved by the CFTC for investment of customer funds. Exchange-traded futures, exchange-traded forward, and exchange-traded futures-styled options contracts are marked to market on a daily basis, with variations in value settled on a daily basis. With respect to the Trading Company?s off-exchange-traded forward currency contracts and forward currency options contracts, there are no daily settlements of variation in value, nor is there any requirement that an amount equal to the net unrealized gains (losses) on such contracts be segregated. However, the Trading Company is required to meet margin requirements equal to the net unrealized loss on open forward currency contracts in the Trading Company accounts with the counterparty, which is accomplished by daily maintenance of the cash balance in a custody account held at MS&Co. The Trading Company had assets on deposit with MS&Co. and MSIP, each acting as a commodity broker for the Trading Company?s trading of Futures Interests, totaling $131,750,369 and $7,714,294 at December 31, 2008, and 2007, respectively. With respect to those off-exchange-traded forward currency contracts, the Trading Company is at risk to the ability of MS&Co., the sole counterparty on all such contracts, to perform. With respect to those off-exchange-traded forward currency options contracts, the Trading Company is at risk to the ability of MSCG, the sole counterparty on all such contracts, to perform. The Trading Company has a netting agreement with each counterparty. These agreements, which seek to reduce both the Trading Company?s and the counterparties? exposure on off-exchange-traded forward currency contracts, including options on such contracts, should materially decrease the Trading Company?s credit risk in the event of MS&Co.?s or MSCG?s bankruptcy or insolvency.



       <table>


Morgan Stanley Managed Futures BHM I, LLC
Notes to Financial Statements (continued)


5. Financial Highlights


For the Period from


   August 1, 2007


(commencement of

    For the Year Ended
   operations) to

 December 31,  2008
     December 31, 2007
RATIOS TO AVERAGE MEMBERS? CAPITAL: (2)





      Net Investment Loss
                (0.70)%
         (1.53)%  (1)
      Expenses before Incentive Fees
                 0.38 %
          2.89 %  (1)
      Expenses after Incentive Fees
                 0.88 %
          4.82 %  (1)
      Net Income
               12.43 %
          9.61 %  (1)



TOTAL RETURN BEFORE INCENTIVE FEES
               18.12 %
          7.91 %  (3)
TOTAL RETURN AFTER INCENTIVE FEES
               17.52 %
          6.21 %  (3)



 INCEPTION-TO-DATE RETURN
               24.82 %

 COMPOUND ANNUALIZED RETURN
               16.91 %



           (1)	Ratios have been annualized, with the exception of incentive fees and the net income ratio.
           (2)	The calculation is based on non-managing Members? allocated income and expenses and average non-
managing Members? Capital.
(3)	Total return has not been annualized and is calculated for the non-managing Members based on the average non-managing Members? Capital.

